Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Nature’s Sunshine Products, Inc. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s change in accounting method for presentation of shipping and handling costs) and the effectiveness of the Company’s internal control over financial reporting dated March 6, 2013, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

June 5, 2013